          NORTH HOLLYWOOD, CA June 16, 2000 - Steve Tisch, one of the most prestigious motion picture and television producers in the film industry, has joined the Board of Directors of Film Roman Inc. (Nasdaq: ROMN), a public traded company that is one of the largest and most respected animation studios in the world, it was announced by John Hyde, President and CEO of Film Roman.

          Tisch is the second major filmmaker to join Film Roman's Board. The first, Mike Medavoy, currently is the Chairman of Phoenix Pictures, former Chairman of TriStar Pictures and one of the founders of Orion Pictures.

          "We are honored to welcome Steve to our Board," stated Hyde. "His television and feature film projects have universally made a significant impact on society as well as being enormous successes commercially. His proven acumen and taste will help position our company in all its future planning."

          "I am thrilled to be named Film Roman's newest board member," said Tisch. "I look forward to working closely with John Hyde, his executives, staff and the company's Board of Directors. Film Roman is a unique company with a vision of the future that I am excited to be part of. Film Roman is a significant player in the "New Hollywood," and I accept the challenge of joining this great group of people.

          Tisch has an illustrious background in both film and television. Foremost among his many achievements is the production of 1994's Academy Award winning film, "Forrest Gump," which is the fourth largest grossing domestic box office film of all time. Tisch also has been involved with the production of some of the most memorable films in motion picture history. This list includes the acclaimed "American History X," "The Postman," "Wild America," "The Long Kiss Goodbye," "Dear God," "Corrina, Corrina," "Big Business," "Bad Influence," "Heart Condition" and "Risky Business," the breakthrough film for a then almost unknown Tom Cruise.

          On the television side, Tisch produced with his former partner, Jon Avnet, "The Burning Bed," which received eleven Emmy nominations and holds the distinction for being the highest rated film ever aired over NBC. Tisch/Avnet's other TV credits include "Silence of the Heart," "Prime Suspect," "Homeward Bound" and "Call to Glory," all notable for dealing with previously taboo subjects such as suicide, AIDS, mental retardation and news and media abuse.

          Tisch has made an impressive mark on the small screen. His cable and network movies include "Afterburn," "Judgment," "The People Next Door," "Evil in Clear River" and "Out on the Ledge." He also produced two television series for CBS, "Dirty Dancing" and "Freshman Dorm."

          Tisch also is renowned for his involvement in community and philanthropic activities. He was elected to the AIDS Project Los Angeles' Board of Directors in 1991 and reelected the following year. He was honored with the Gay and Lesbian Alliance Against Defamation's Vanguard Award. Recently he founded the Steve Tisch Foundation, a non profit organization that raises funds to benefit many charities, which has contributed to the UCLA Medical Center, The H.E.L.P. Group and the ERAS Center.